UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 17, 2025, affiliates of America’s Car-Mart, Inc. (the “Company”) completed a securitization transaction involving the issuance of $161,264,000 aggregate principal amount of asset-backed, non-recourse notes (the “Securitization Transaction”). Pursuant to this transaction, Colonial Auto Finance, Inc., a wholly-owned subsidiary of the Company (the “Seller”), sold or conveyed $285,423,197 of accounts receivable related to installment sale contracts originated by the Company (the “Receivables”) to an indirect wholly owned subsidiary, ACM Funding, LLC (the “Depositor”), which then sold such Receivables to ACM Auto Trust 2025-4 (the “Issuer”), an indirect subsidiary of the Company, which issued two classes of notes, as follows (the “Notes”):

Note Class	Amount	Interest Rate	S&P Global Rating Agency Rating
A	$128,155,000	5.87%	A(sf)
B	$33,109,000	8.42%	BBB(sf)

Net proceeds from the Securitization Transaction (after deducting the original issue discount and underwriting fee to the initial purchasers) were approximately $159.7 million. These proceeds are being used for general corporate purposes and to make the initial deposits into collection and reserve accounts for the benefit of noteholders.

The parties to the transaction are the Company, the Seller, America’s Car Mart, Inc., a wholly owned subsidiary of the Company (as the “Servicer”), the Depositor, the Issuer, and Deutsche Bank National Trust Company (the “Trustee”).

The Notes were issued pursuant to an Indenture, dated December 17, 2025, by and between the Issuer and the Trustee (the “Indenture”). The Issuer will pay interest and principal on the Notes monthly on the 20th day of each month (or, if that day is not a business day, on the next business day), starting on January 20, 2026. The Class A Notes mature on May 20, 2030, and the Class B Notes mature on August 20, 2032.

The Notes were sold initially to Deutsche Bank Securities Inc., as initial purchaser, and then reoffered and resold only to “Qualified Institutional Buyers” as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended, in transactions meeting the requirements of Rule 144A.

Credit enhancement for the Notes will consist of over-collateralization, a reserve account funded with an initial amount of not less than 2.00% of the pool balance as of the cut-off date, excess interest on the Receivables, and the subordination of certain payments to the noteholders of less senior classes of notes.

The Servicer is responsible for servicing the Receivables and will receive a monthly service fee equal to 4.00% (annualized) based on the outstanding principal balance of the Receivables. If the Servicer defaults on its obligations to service the Receivables, it may, and under certain circumstances will, be terminated and replaced as servicer.

The Servicer will have the right at its option to purchase (and/or designate one or more other persons to purchase) the Receivables and the other issuing entity property (other than the reserve account) from the issuing entity once the Note balance has declined to 10% or less of the Note balance as of December 17, 2025, and other certain specified circumstances are satisfied.

If certain events of default were to occur under the Indenture, the Trustee may, and at the direction of the required noteholders shall, cause the unpaid principal amount of all of the Notes outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. Events of default under the Indenture include, but are not limited to, events such as failure to make required payments on the Notes or specified bankruptcy-related events. If an event of default related to specified bankruptcy-related events were to occur under the Indenture, all unpaid principal of and accrued and unpaid interest, if applicable, on all the Notes outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any noteholder.

The terms and conditions of this transaction are set forth in the agreements attached hereto as Exhibits 4.1 through 4.3 to this Form 8-K and are incorporated herein by reference.

Item 8.01.	Other Events.

On December 18, 2025, the Company issued a press release announcing the Securitization Transaction. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated December 17, 2025, by and between ACM Auto Trust 2025-4 and Deutsche Bank National Trust Company, as Indenture Trustee.

4.2	Purchase Agreement, dated December 17, 2025, by and between Colonial Auto Finance, Inc. and ACM Funding, LLC.

4.3

Sale and Servicing Agreement, dated December 17, 2025, by and among ACM Auto Trust 2025-4, ACM Funding, LLC, America’s Car Mart, Inc., Deutsche Bank National Trust Company, as Indenture Trustee, Calculation and Paying Agent, and Systems & Services Technologies, Inc., as Backup Servicer.

99.1	Press Release dated December 18, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XRBL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: December 23, 2025	/s/ Jonathan Collins
Jonathan Collins
Chief Financial Officer
(Principal Financial Officer)